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Exhibit 10.6

VALMONT INDUSTRIES, INC.
RESTRICTED STOCK AGREEMENT

        AGREEMENT entered into effective DATE ("Grant Date") by and between Valmont Industries, Inc., a Delaware corporation ("Company") and NAME, an employee of the Company ("Employee").

        1.    Award.

        (a)    Shares:    Pursuant to the Valmont 2002 Stock Plan ("Plan"), #### shares (the "Restricted Shares") of the Company's common stock, par value One Dollar per share ("Stock"), shall be issued as hereinafter provided in Employee's name subject to certain restrictions thereon.

        (b)    Plan Incorporated:    Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as part of this Agreement.

        2.    Dividends and Voting Rights.    The Employee shall be entitled to receive any dividends paid with respect to the Restricted Shares that become payable; provided, however, that no dividends shall be payable to or for the benefit of the Employee for the Restricted Shares with respect to the record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Employee has forfeited the Restricted Shares. The Employee shall be entitled to vote the Restricted Shares to the same extent as would have been applicable to the Employee if the Employee was then vested in the shares; provided, however, that the Employee shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Employee has forfeited the Restricted Shares.

        3.    Restricted Shares.    Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

          (a)    Forfeiture Restrictions:    The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee's employment with the Company or employing subsidiary for any reason other than those described below, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as "Forfeiture Restrictions." The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares. Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares on the earlier of (i) the occurrence of a Change of Control (as such term is defined in the Plan), (ii) the date of Employee's employment with the Company as terminated by reason of death, total disability (as determined by the Compensation Committee of the Board of Directors of the Company (the "Committee") using the definition of total disability of the Company's long term disability plan), or normal retirement on or after age sixty-two, or (iii) the Employee's involuntary termination from the Company prior to age sixty-two without cause. For purposes of this Agreement, "Cause" shall include the Employee's (i) indictment, conviction, or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or a felony or (ii) breach of duties to the Company which cause material financial loss to the Company, which is not cured within ten days following receipt by Employee of written notice from the Board of Directors.

          (b)    Certificates:    A certificate evidencing the Restricted Shares shall be issued by the Company in Employee's name, or at the option of the Company, in the name of a nominee of the

  Company, pursuant to which Employee shall have voting rights and shall be entitled to receive all dividends as described in Paragraph 2 of this Agreement. The certificate shall bear a legend evidencing the nature of the Restricted Shares, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Award. Upon the lapse of the Forfeiture Restrictions without forfeiture and Employee's delivery to the Company of the Restricted Shares, the Company shall cause a new certificate or certificates to be issued without legend in the name of Employee for the shares upon which Forfeiture Restrictions lapsed. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to the restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange.

        4.    Withholding of Tax.    To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restriction results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

        5.    Reimbursement.    In the event that (i) the Company is required to restate and submit to the Securities and Exchange Commission a restatement of its audited financial statements for a fiscal year after fiscal 2006 due to material noncompliance with any financial reporting requirement and (ii) Employee engaged in fraud or intentional misconduct that caused or contributed to the need for the restatement, as determined by the Board of Directors, the Company, in an appropriate case as determined by the Board of Directors, shall be entitled to (i) cancel and forfeit any Restricted Shares and/or (ii) require Employee to return to the Company the value of such Restricted Shares (valued as of the date of the lapse of Forfeiture Restrictions with respect thereto), in whole or part, and return of all dividends paid thereon, [include the following additional provision in CEO, CFO and Group President agreements: "; provided further, however, that the Board of Directors may apply this right of reimbursement in all cases to the Chief Executive Officer, Chief Financial Officer, and Group President (if the conduct occurred in the Group) if an employee of the Company engaged in fraud or intentional misconduct as described above"]. The rights of reimbursement of the Company shall be in addition to any other right of reimbursement provided by law.

        6.    Administration.    The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

        7.    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

        8.    Governing Law.    This agreement shall be governed by, and construed in accordance with, the laws of the State of Nebraska.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, effective as of the Grant Date.

VALMONT INDUSTRIES, INC.
By:

	Mogens Bay, Chairman and Chief	Employee
Executive Officer
	Date	Date

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  Exhibit 10.6
VALMONT INDUSTRIES, INC. RESTRICTED STOCK AGREEMENT